EXHIBIT 6.9

Joint Development Agreement

This Joint Development Agreement with an Effective Date of September 15, 2016, describes the actions and responsibilities to be conducted by the Parties: Snapsportz Media Inc. (“Snapsportz”), a Virginia Corporation, and Stealth Air Corp (“Stealth”), a New York Corporation, and collectively referred to herein as “the Parties”.

Whereas, Snapsportz provides Radio Frequency Identification (RFID)-based photography services through its proprietary software-based system which operates on commercially available hardware; and

Whereas, Stealth provides air robotics and unmanned aerial vehicles for specialized applications; and

Whereas Snapsportz and Stealth wish to develop a relationship and proof of concept by combining their technologies and capabilities in order to photograph people engaged in outdoor action sports using robotics, unmanned aerial vehicles, and/or drones.

Now therefore, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Scope:

i. Phase 1 – Lab Proof of Concept, infield Proof of concept, & Initial Market Test.

a) Phase 1a Lab Proof Of Concept, to occur before November 1st 2016: Purpose is to test basic functionality and of the combined camera and done systems by having a Stealth drone carrying Snapsportz camera and cpu fly to a predetermined height and GPS location which will be no more than 50 yards from the rfid reader and networking equipment for defined period of time. A field lab tester will test triggering the camera by waving a provided rfid tag past the provided RFID reader to trigger the camera after which time the images will be sent remotely to an onsite or online server.

b) Success will be defined as:

(1) Drone consistently flying to and hovering at a predetermined GPS location and height and then flying back to a predestined landing location as defined below in section 2b below.

(2) Snapsportz’ camera ability to trigger camera based on RFID tag notification, capture, and send photo to an onsite server over a wireless network.

c) Stealth and Snapsportz will provide the following:

(1) Provided by Snapsportz:

(a) Automated RFID triggered camera/CPU

(i) Camera

(ii) RFID tags and reader

(b) Wireless network

(c) Fulfillment server

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(d) If not onsite then online and phone support for any required assistance will be provided.

(i) Snapsportz will responsible for any travel of Snapsportz personnel or shipping of Snapsportz hardware.

(e) Functionality of camera to automatically trigger a sequence of images upon a TCP notification from a RFID tag being read and the photos then being sent to an onsite or online server.

(f) Mount/enclosure for Snapsportz’ camera and computer equipment (with input from Stealth on how enabling mount to drone).

(2) Provided by Stealth Drone:

(a) Drone with the following capabilities:

(i) Able to mount, and fly with the following items:

1. Nexus 6p mobile phone with a weight of .4 pounds)

AND/OR

2. Canon 7d with wide-angle lens and mini cpu (and battery if needed) with a weight no greater than 5.5 pounds. If drone is able to provide power than standard 110vac is required.

(b) With single push of a button drone will fly to a predetermined height and GPS location for defined period of time and with another single push of a button will fly back to it’s original start location and automatically land.

(c) Provide onsite lab and personnel to setup and test all items with phone, online, and live video/chat assistance from Snapsportz as needed.

(i) Stealth will responsible for any travel of Stealth personnel or shipping of Stealth hardware.

ii. Phase 1b – Infield Proof of Concept

a) Infield Proof of Concept, to occur before December 10th, 2016: Purpose is to test initial infield functionality, reliability, safety and photo quality of the combined camera and drone systems by having a Stealth drone carrying Snapsportz camera and computer fly to a predetermined height and GPS location which will be no more than 200 yards from the rfid reader and networking equipment for a defined period of time. The final location will be within 30 feet of a closed zipline course with no trees/obstacle within 100 yards using non customer Snapsportz field lab tester. The Snapsportz field lab tester will trigger camera by ziplining past Snapsportz’s present helmet/RFID/wireless network system after which time the images will be sent remotely to an onsite or online server.

b) Success will be defined as:

(1) Drone consistently flying to and hovering at a predetermined GPS location and height and then flying back to a predestined landing location as defined below in section 2b below.

(2) Snapsportz’ camera ability to consistently (consistency equals greater than 90%) trigger based on RFID tag notification, capture, and send to an onsite server over a wireless network quality photos sequence of photos of zipliners. Image quality will be based on image framing, focus, clarity, lighting exposure, and percentage (greater than 70% zipliner is in the photo frame.

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(3) Initial sales data to be defined and determined by both Snapsportz and Stealth.

c) Stealth and Snapsportz will provide the following:

(1) Provided by Snapsportz:

(a) Automated RFID triggered camera/CPU

(i) Camera

(ii) RFID tags and reader

(b) Wireless network

(c) Fulfillment server

(d) Zipline location & customer approval

(e) Functionality of camera to automatically trigger a sequence of images upon a TCP notification from a RFID tag being read and the photos then being sent to an onsite or online server.

(i) Snapsportz will responsible for any travel of Snapsportz personnel or shipping of Snapsportz hardware.

(f) Mount/enclosure for Snapsportz’ camera and computer equipment (with input from Stealth on how enabling mount to drone).

(2) Provided by Stealth Drone:

(a) Drone with the following capabilities:

(i) Able to mount, and fly with the following items:

1. Nexus 6p mobile phone with a weight of .4 pounds)

AND/OR

2. Canon 7d with wide-angle lens and mini cpu (and battery if needed) with a weight no greater than 5.5 pounds. If drone is able to provide power than standard 110vac is required.

(b) With single push of a button drone will fly to a predetermined height and GPS location for defined period of time and with another single push of a button will fly back to it’s original start location and automatically land.

(c) If not onsite then online and phone support for any required assistance will be provided.

(i) Stealth will responsible for any travel of Stealth personnel or shipping of Stealth hardware.

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iii. Phase 1c – Infield Market Test

a) Infield Market Test, to occur before February 30th, 2016 for a period of 30 days: Purpose is to further test infield functionality, reliability, safety, photo quality as well as garner actual photo sale purchase data from the combined camera and drone systems by having a Stealth drone carrying Snapsportz camera and cpu fly to a predetermined height and GPS location which will be no more than 200 yards from the RFID reader and networking equipment for defined period of time. The final location will be within 30 feet of a zipline course with no trees/obstacle within 100 yards. An actual zipline customer will trigger camera by ziplining past Snapsportz’ present helmet/RFID/wireless network system after which time the images will be sent remotely to an onsite or online server for customer viewing, purchaser and fulfillment.

b) Success will be defined as:

(a) Throughout an entire day the drone’s ability to consistently and repeatedly fly to and hover at a predetermined GPS location and height and then fly back to a predestined landing location as defined below in section 2b below. This includes but is not limited to drone’s battery capacity and recharge rate so that the drone is able to continue functioning throughout the day.

(b) Drone’s ability to function consistently and repeatedly throughout the entire month

(2) Number of incidences during the month and amount of cumulative drone downtime and personnel time required by onsite employee assistant and Stealth’s remote phone/online personnel regarding support for drone’s consistent functionality.

(3) Snapsportz’ camera ability to consistently (consistency equals greater than 90%) trigger based on RFID tag notification, capture, and send to an onsite server over a wireless network quality photos sequence of photos of zipliners. Image quality will be based on image framing, focus, clarity, lighting exposure, and percentage (greater than 70% zipliner is in the photo frame.)

(4) Month sales data success to be defined and determined by both Snapsportz and Stealth.

c) Stealth and Snapsportz will provide the following:

(1) Provided by Snapsportz:

(a) Automated RFID triggered camera/CPU

(i) Camera

(ii) RFID tags and reader

(b) Wireless network

(c) Complete photo fulfillment server and service

(d) Zipline location & customer approval

(e) Functionality of camera to automatically trigger a sequence of images upon a TCP notification from a RFID tag being read and the photos then being sent to an onsite or online server.

(f) Snapsportz will responsible for any travel of Snapsportz personnel or shipping of Snapsportz hardware.

(g) Mount/enclosure for Snapsportz’ camera and computer equipment (with input from Stealth on how enabling mount to drone).

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(2) Provided by Stealth Drone:

(a) Drone with the following capabilities:

(i) Able to mount, and fly with the following items:

1. Nexus 6p mobile phone with a weight of .4 pounds)

AND/OR

2. Canon 7d with wide-angle lens and mini cpu (and battery if needed) with a weight no greater than 5.5 pounds. If drone is able to provide power than standard 110 vac is required.

(b) With single push of a button drone will fly to a predetermined height and GPS location for defined period of time and with another single push of a button will fly back to it’s original start location and automatically land and enable manual drone recharging for the next group of customers.

(c) If not onsite then online and phone support for any required assistance will be provided.

(i) Stealth will be responsible for any travel of Stealth personnel or shipping of Stealth hardware.

iv. Post Phase 1 Review: After completion of phase 1 there will be a review done by Snapsportz and Stealth examining all system aspects including but not limited to:

(1) Camera and Drone reliability

(2) Drone safety

(3) Camera and Drone support and maintenance

(4) Photo quality and consistency

b) Upon completion and review either Snapsportz or Stealth may choose to cancel or proceed with next phases.

2) Phase 2 Initial deployment:

i. Phase 2 – Initial Deployment

a) Phase 2, Spring 2017: At an agreed initial number of chosen zipline customers with the purpose to test long term infield functionality, reliability, safety, photo quality as well as garner and share photo sales and revenue from monthly photo sales from the combined camera and drone systems by having a Stealth drone carrying Snapsportz camera and cpu fly to a predetermined height and GPS location which will be no more than 200 yards from the RFID reader and networking equipment for defined period of time. The final location will be within 30 feet of a zipline course with no trees/obstacle within 100 yards. An actual zipline customer will trigger camera by ziplining past Snapsportz’ present helmet/RFID/wireless network system after which time the images will be sent remotely to an onsite or online server for customer viewing, purchaser and fulfillment.

b) A Services Agreement ensuring the previously agreed terms and conditions already in this document in addition to further terms and conditions will be drafted and executed by both Snapsportz and Stealth before entering into Phase 2. This Agreement will include more detailed business, liability, and support/services information.

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c) Success will be defined as:

(a) Throughout an entire day the drone’s ability to consistently and repeatedly fly to and hover at a predetermined GPS location and height and then fly back to a predestined landing location as defined below in section 2b below. This includes but is not limited to drone’s battery capacity and recharge rate so that the drone is able to continue functioning throughout the day.

(b) Drone’s ability to function consistently and repeatedly throughout monthly, quarterly, and yearly.

(2) Number of incidences per month and amount of cumulative drone downtime and personnel time required by onsite employee assistant and Stealth’s remote phone/online personnel regarding support for drone’s consistent functionality.

(3) Snapsportz’ camera ability to consistently (consistency equals greater than 90%) trigger based on RFID tag notification, capture, and send to an onsite server over a wireless network quality photos sequence of photos of zipliners. Image quality will be based on image framing, focus, clarity, lighting exposure, and percentage (greater than 70% zipliner is in the photo frame.)

(4) Monthly, quarterly, and yearly sales data to be defined and determined by both Snapsportz and Stealth.

d) Commercial arrangement for revenue sharing.

e) Stealth and Snapsportz will provide the following:

(1) Provided by Snapsportz:

(a) Automated RFID triggered camera/CPU

(i) Camera

(ii) RFID tags and reader

(b) Wireless network

(c) Complete photo fulfillment server and service

(d) Zipline location & customer approval

(e) Functionality of camera to automatically trigger a sequence of images upon a TCP notification from a RFID tag being read and the photos then being sent to an onsite or online server.

(f) All functionality, support, safety, and maintenance for all aspects relating to Snapsportz’s camera, rfid, networking, and fulfillment.

(g) Mount/enclosure for Snapsportz’ camera and computer equipment (with input from Stealth on how enabling mount to drone).

(2) Provided by Stealth Drone:

(a) Drone with the following capabilities:

(i) Able to mount, and fly with the following items:

1. Nexus 6p mobile phone with a weight of .4 pounds)

AND/OR

(b) Canon 7d with wide-angle lens and mini cpu (and battery if needed) with a weight no greater than 5.5 pounds. If drone is able to provide power than standard 110 vac is required

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(c) With single push of a button drone will fly to a predetermined height and GPS location for defined period of time and with another single push of a button will fly back to it’s original start location and automatically land and enable manual drone recharging for the next group of customers to arrive within X minutes for an entire day.

(i) Stealth indicates automatic drone recharging will be available to costumers for use no later than April 30th, 2017.

(d) All drone functionality, support, safety, and maintenance as defined by Stealth.

(e) Stealth solely will provide online and phone support as defined by Stealth to final zipline owner-customers for any required drone assistance or troubleshooting. It is agreed all initial zipline owner operator-customers will provide an onsite employee with basic computer literacy with at least the following skill set:

(i) Proficient in Windows and Mac OS

(ii) Able to follow and enter basic commands in a terminal window if needed.

(3) Commercial Sales, Commissions, and Revenue split:

(a) In phase 2 both Stealth and Snapsportz must agree in writing before accepting a new customer.

(b) Both Snapsportz and Stealth will price each of their respective items; Stealth- drone and all drone related items, and Snapsportz all camera/camera computer, RFID, and networking, separately (with markup) and will then combine those amounts together to enable the final combined camera/drone customer price. Upon a completed sale Snapsportz and Stealth will receive those agreed upon separate amounts to be split based on the initial agreed separate prices.

(i) Any separate system amounts including but not limited to photo sales and fulfillment hardware, other Snapsportz system cameras, networking hardware, and camera system setup configuration and installation labor will not be included in the above split amount and will belong to Snapsportz solely.

(c) Photo Sales Revenue Split: Photo sales revenue will consist of a percentage 1st to be determined between the zipline owner-operator customer and Snapsportz/Stealth.

(i) Both Snapsportz and Stealth must first agree to the final Snapsportz/Stealth “shared photo revenue percentage” in writing after which time the “shared photo revenue percentage” will be paid monthly from the customer and split evenly 50% between Snapsportz and Stealth.

(d) Term and cancelation: Per each customer in phase 2 Snapsportz and Stealth must commit to a term of service of at least 1 year from service start date after which time either may cancel. If either Snapsportz or Stealth cancels their support and service responsibilities after the 1-year term they forfeit their percentage of photo revenue upon cessation of support services.

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3) Phase 3 Vertical Deployment:

i. Fall 2017/Winter 2018

a) Terms to be determined after phase 2 and based in good faith ensuring fairness and equity per each entity’s abilities, performance, and sales and revenue data as well as costs.

4) Phase 3 Vertical Deployment:

i. Phase 4, 2018-2019

a) Terms to be determined after phase 3 and based in good faith ensuring fairness and equity per each entity’s abilities, performance, and sales and revenue data as well as costs.

2. Release. Both parties are aware of the dangers associated with employing robotics, drones and/or unmanned aerial vehicles in the immediate vicinity of participants in outdoor action sports. With the knowledge of the foregoing, and as an inducement for Snapsportz to allow Stealth to utilize Snapsportz’s technology, Stealth hereby agrees to waive or release any and all rights that Stealth or its heirs or assigns may have to make a claim against Snapsportz or any members of its Board of Directors, officers, employees or agents, arising from any damages, injury, or death which Stealth or its robots, drones or unmanned aerial vehicles inflict or cause in performance consistent with this Agreement. Both parties further agree Snapsportz shall have no liability for any claims arising from or caused by (a) modification of the Snapsportz hardware and/or software provided by Snapsportz by any person or entity other than Snapsportz; or (b) use of the software and/or hardware provided by Snapsportz in combination with any software, programs or equipment not provided by Snapsportz where the claim would have been avoided but for the use of such software, hardware, programs or equipment.

3. Indemnification. Stealth agrees to reimburse, indemnify, hold harmless and defend, at Stealth’s expense, Snapsportz, against all losses, liabilities, damage, injuries, penalties, demands, costs, attorney’s fees, fines, claims or settlements, including, without limitation, a bodily injury, death, property damage or other damage arising out of a breach of this agreement, or out of Stealth’s negligence, or out of Stealth’s violation of any applicable laws, regulations, possession, use, operation, erection, dismantling, servicing or transport involving the equipment contemplated by this Agreement.

4. Applicable Law. This agreement shall be governed and interpreted pursuant to the laws of the Commonwealth of Virginia, both as to interpretation and performance. The parties further agree that any state court of competent jurisdiction of the Commonwealth of Virginia shall have jurisdiction in any proceeding instituted to enforce this Agreement and any objections to venue are hereby waived.

5. Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential provisions of this Agreement for each party remain valid, binding, and enforceable.

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6. Waiver of Jury Trial. BOTH PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED HEREON OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

7. Attorney’s Fees. If any legal action or other proceeding is brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and other costs incurred in this action or proceeding, in addition to any other relief to which the prevailing party may be entitled.

8. Non-compete. For a period of two years after termination of this Agreement, Stealth covenants and agrees not to, alone or in combination with others, in the geographical areas of The United States of America and Canada, in any way directly or indirectly sell; or attempt to sell; or cause others to sell or attempt to sell; or otherwise assist, enable, or engage, directly or indirectly, in selling any RFID triggered personal souvenir automated action still shot photography of people engaged in outdoor action sports.

Additionally, for a period of two years after termination of this Agreement, Stealth further covenants and agrees not to, alone or in combination with others, in the geographical areas of The United States of America and Canada, in any way directly or indirectly, induce or attempt to induce or cause, encourage or assist anyone else to induce or attempt to induce anyone, to terminate, cancel, lapse or fail to renew any contract with Snapsportz.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date hereof.

Stealth Air Corp	SNAPSPORTZ, INC.

By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date:

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